UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 10, 2005

PROLONG INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-14123	74-2234246
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Thomas, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 587-2700

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On October 10, 2005, Prolong Super Lubricants, Inc. (the “Company”), a Nevada corporation and wholly-owned subsidiary of Prolong International Corporation (“PIC”), received notice from the holders (the “Investors”) of promissory notes (the “Notes”) issued by the Company pursuant to that certain Securities Purchase Agreement, dated November 23, 2004, as amended, between the Company, PIC and the Investors that an event of default had occurred under the terms of the Notes. In the notice, the Investors stated that the Company had failed to make principal and interest payments to the Investors within five (5) business days of the due date set forth in the Notes and that, as a result, all outstanding principal and accrued interest owed to the Investors by the Company had become immediately due and payable. The outstanding principal and accrued interest under the Notes is approximately $2.75 million.

The Company is presently attempting to resolve this matter with the Investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLONG INTERNATIONAL CORPORATION

October 13, 2005	/s/ Elton Alderman
Elton Alderman, President and Chief Executive Officer